Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

SEALED AIR ANNOUNCES THE TOTAL CONSIDERATION FOR ITS OFFER TO PURCHASE 6.50%
NOTES DUE 2020

CHARLOTTE, N.C., Thursday November 21, 2019 - Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced the total consideration (the “Total Consideration”) relating to its previously announced cash tender offer (the “Tender Offer”) for any and all of its 6.50% notes due 2020 (the “Notes”) is $1,033.02 for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Tender Offer. The Total Consideration was determined in the manner described in the Offer to Purchase, dated November 12, 2019 (the “Offer to Purchase”) by reference to a fixed spread of 50 basis points plus the yield to maturity of 1.640% based on the bid-side price of the U.S. Treasury Reference Security (1.375% UST due 08/31/2020), as quoted on the Bloomberg Bond Trader FIT3 page as of 2:00 p.m., New York City time, today. In addition to the Total Consideration, Sealed Air will also pay accrued and unpaid interest on Notes purchased up to, but not including, November 26, 2019, which is the expected settlement date (the "Settlement Date") of the Tender Offer. For the avoidance of doubt, accrued interest will cease to accrue on the Settlement Date for all Notes accepted for purchase in the Tender Offer, including Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. The Tender Offer was made pursuant to the Offer to Purchase and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Offer Documents”).
The Tender Offer will expire today at 5:00 p.m., New York City time, unless extended or earlier terminated by Sealed Air (the “Expiration Date”).
Sealed Air has retained J.P. Morgan Securities LLC to act as exclusive Dealer Manager. D.F. King & Co., Inc. is the Information and Tender Agent in connection with the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Copies of the Offer Documents are available via the Tender Offer website at www.dfking.com/sealedair and requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (877) 478-5040 (for all others toll-free) or by email at sealedair@dfking.com or to the Dealer Manager at its telephone numbers.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer was made solely pursuant to the Offer Documents, which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will Sealed Air accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
None of Sealed Air, its affiliates, their respective board of directors, the Dealer Manager, the trustee of the Notes or the Information and Tender Agent makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Sealed Air
Sealed Air is in business to protect, to solve critical packaging challenges, and to leave our world better than we found it. Our portfolio of leading packaging solutions includes Cryovac® brand food packaging, Sealed Air® brand protective packaging, and Bubble Wrap® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.7 billion in sales in 2018 and has approximately 15,500 employees who serve customers in 123 countries.

Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our Annual Report on Form 10-K for the year ended December 31, 2018) (our "2018 10-K")), regulatory actions and legal matters, and the other information referenced in Part I, Item 1A, "Risk Factors", of our 2018 10-K as filed with the SEC, and as revised and updated by our 2019 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742